***INDICATES THAT TEXT HAS BEEN OMITTED WHICH IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. THIS TEXT HAS BEEN FILED SEPARATELY WITH THE SEC.
Exhibit 10.3
Amendment No. 3 to the
License Agreement for Commercial Use of MySQL® Software
          This Amendment No. 3 (“Amendment”) is entered into by and between MySQL Americas, Inc. (“Licensor”) and Sourcefire, Inc. (“Licensee”) as of June 30, 2009 (the “Amendment 3 Effective Date”).
          Licensee and Licensor entered into an agreement entitled “License Agreement for Commercial Use of MySQL Software” effective June 13, 2005, amended by Amendment No. 1 on or about December 29, 2006 and by Amendment No. 2 as of June 30, 2009 (collectively, the “Agreement”). In exchange for good and valuable consideration, the adequacy of which is hereby acknowledged, Licensee and Licensor hereby amend the Agreement as of the Amendment 3 Effective Date, as follows:
1. In the first sentence of Section 4.1 of Attachment A, the phrase “unlimited right to copy and distribute the Products” is deleted and replaced with the phrase “right to copy and distribute the quantity of Licensed Software set forth in Section 4.1.2 below as part of Products”.
2. In the first sentence of Section 4.1.1 of Attachment A, (a) the word “unlimited” is deleted; and (b) the phrase “*** units of the Licensed Software as part of Products” is deleted and replaced with the phrase “the quantity of Licensed Software set forth in Section 4.1.2 below as part of Products”.
3. Subsection (a) of Section 4.1.1 of Attachment A is deleted and replaced with the following:

(a) distribute Licensed Software as part of Products from January 1, 2011 through June 30, 2014	$	***
4. The following is added to Attachment A as Section 4.1.2:
“4.1.2 Notwithstanding any conflicting terms in the Agreement, Customer’s rights under the Agreement to copy and distribute Licensed Software as part of Products during the period of July 1, 2009 through June 30, 2014 are limited to no more than *** copies of Licensed Software.”
5. Miscellaneous. Each of the parties represents and warrants that it has the corporate power, capacity and authority to enter into and perform its obligations under this Amendment. Capitalized terms used in this Amendment shall have the same meaning as defined in the Agreement unless otherwise defined herein. Except as specifically provided in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. Together, the Agreement and this Amendment constitute the entire agreement between the parties, and supersede any and all prior negotiations, representations, correspondence, understandings and agreements with respect to the subject matter of the Agreement and this Amendment. To the extent of any inconsistency between the Agreement and this Amendment, this Amendment shall supersede and govern. This Amendment may be executed in counterparts, which together shall constitute one document and be binding on all of the parties hereto.
This Amendment is executed on behalf of each party by its duly authorized representative.

MySQL Americas, Inc.	Sourcefire, Inc.

By: /s/ Joe Pendleton	By: /s/ Todd P. Headley

Name: Joe Pendleton	Name: Todd P. Headley

Title: Director NA OEM Sales, MySQL	Title: CFO

Date: September 1, 2009	Date: August 31, 2009
Confidential